Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of January 21, 2020 by and between Avidbank, a California banking association (the “Bank”), and Geoffrey Butner (“Employee”).

RECITALS

Bank and Employee desire to enter into this agreement for the purpose of setting forth the terms of Employee’s employment by the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Bank and Employee agree as follows:

1. Term of Employment. Bank employs Employee and Employee hereby accepts employment with Bank, upon the terms and conditions hereinafter set forth, until terminated by either party as provided herein and subject to the termination provisions of Section 9 hereof.

2. Office and Duties of Employee. Employee shall serve as Executive Vice President, Chief Credit Officer and shall perform the customary duties of such office and such other duties as may from time to time be reasonably requested of him by the Chief Executive Officer of the Bank. Employee agrees to exercise the highest degree of professionalism and ethics and to perform the services necessary to complete Employee’s duties in a timely and professional manner consistent with the banking industry standards. Employee shall abide by the Bank’s rules, regulations, and practices as they may from time-to-time be adopted or modified, except that when the terms of this Agreement differ from or are in conflict with the Bank’s general employment practices or policies, this Agreement will control.

3. Devotion to Bank’s Business. Employee shall devote his full time, ability, and attention to the business of Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior approval of Bank’s Chief Executive Officer. However, the expenditure of reasonable amounts of time, for which Employee shall not be compensated by Bank, for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Employee under this Agreement.

4. Base Salary. In consideration for the services to be performed hereunder, Employee shall receive a salary at the rate of $245,000.00 per year payable in equal installments during the term of this Agreement in accordance with the payroll standards of the Bank, subject to applicable adjustments for withholding taxes and prorations for any partial employment period. Such base salary shall be reviewed annually by the Chief Executive Officer of the Bank and may be adjusted as agreed to by Employee.

5. Salary Continuation during Disability. If Employee for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Bank agrees to pay Employee the base salary otherwise payable to Employee pursuant to Section 4 of this Agreement, reduced by the amounts received by Employee from state disability insurance, or workers’ compensation or other short term disability or similar insurance benefits through policies provided by Bank, for a period of six (6) months from the date of disability; provided, however, that payments from the Bank shall cease upon qualification of Employee for long-term disability benefits under any Bank paid insurance program. For purposes of this Section 5, “disability” shall be defined as provided in Bank’s disability insurance program.

6. Executive Incentive Compensation Plan. Employee shall be eligible to participate in any executive bonus or other incentive compensation plan adopted by the Board for the executive employees of the Bank, subject to and in accordance with the terms and conditions of any such plan.

7. Other Benefits. Employee shall be entitled to those employee benefits adopted by Bank for all employees of Bank, subject to applicable qualification requirements and regulatory approval requirements, if any. Employee shall be further entitled to the following additional benefits:

(a) Group Insurance. Employee and his eligible dependents will be eligible to participate in any group life, health and other insurance coverage provided by the Bank for its employees generally through the insurer(s) selected by Bank, subject to and in accordance with such insurance policies and applicable employee benefit plans.

(b) Indemnification. The Bank agrees to defend and indemnify Employee against any liability that Employee incurs within the scope of his employment with the Bank to fullest extent permitted by the Bank’s articles of incorporation and by-laws and applicable law.

(c) No Accrual of Vacation or Other Paid Time Off. Employee will not accrue any vacation or other paid time off (“PTO”). While Employee will not be eligible for PTO accruals, the Bank will allow Employee to take time off from work as Employee deems appropriate given Employee’s work load and other responsibilities. Employee will be fully responsible for managing his schedule and ensuring that time taken off from work does not adversely affect his job performance or ability to complete his job responsibilities in an effective and efficient manner. Employee must, however, provide advance written notice to the Bank’s Chief Executive Officer when Employee intends to take one or more days off consecutively.

(d) Car Allowance. Employee shall receive a car allowance of $500 per month.

8. Expenses. Employee shall be entitled to prompt reimbursement of all reasonable business expenses incurred by him in the performance of his duties, subject to presenting appropriate receipts in accordance with policies adopted by the Bank.

9. Termination of Agreement.

(a) Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the death of Employee and the rights of the beneficiaries of Employee are set forth in Section 9(d).

(b) Termination by Bank. Employee’s employment is at will and Bank may, in its sole discretion, terminate this Agreement for any reason, or for no reason, by giving not less than thirty (30) days’ prior written notice of termination to Employee provided there is compliance with all of the terms below. The employment shall terminate as of the last day of the notice period, but the Bank may require Employee to cease performing services at any time after such notice is given. As of the date of termination, Employee’s right to salary and other benefits shall terminate except as expressly set forth herein. Upon such termination, Employee shall be entitled to receive all salary and employment benefits which shall have accrued prior to such termination. In addition, if: (1) the Bank terminates Employee’s employment other than for Cause (as defined below); and (2) subject to the remaining provisions of this Agreement; and (3) provided that Employee signs and does not revoke a full and complete release of all known and unknown claims against the Bank and the Bank’s affiliated and/or successor entities, as well as all of the Bank’s and any affiliated and/or successor entities’ current and former directors, officers, employees and representatives in a form satisfactory to the Bank (the “Release”), delivers it to the Bank no later than the 25th day following the date of termination, and does not revoke the Release within the required revocation period, if any, then Employee shall be entitled to be paid cash in an amount equal to (a) six times Employee’s Base Monthly Salary (as defined below), plus (b) an amount equal to six times the monthly cost that will be incurred by Employee as of the date of termination if Employee elects to continue Employee’s and his dependents’ health insurance under COBRA. The term “Base Monthly Salary” means the Employee’s monthly base salary, before bonus or other sums, that is paid to Employee for the most recent month ending before the termination. All such sums due shall be paid in lump sum on the 35th day following the date of termination, and in no event shall such lump sum amount be paid later than 60 days after the date of termination. Employee shall not be entitled to the benefits of this Section 9(b) if Employee’s employment terminates for Cause, by Employee for any reason, pursuant to normal retirement, or by reason of Employee’s death or total and permanent disability.

(c) Disability. Salary and benefits during a period of disability shall be paid in accordance with the terms of Section 4 above. The Bank may terminate Employee’s employment at any time on or after six months of disability by giving Employee not less than 30 days written notice of termination to the extent such termination is permitted under the Americans with Disabilities Act, the California Fair Employment and Housing Act and any other similar laws. In the event Employee resumes full performance of his duties under this Agreement prior to the effective date of the termination, then the notice of termination shall be deemed to have been revoked.

(d) Death Benefits. If the Employee dies while in the active employment of the Bank, the Bank shall pay to the Employee’s beneficiary, heirs, executors or personal representative all sums due as though he had terminated his employment voluntarily on the last day of the month during which the Employee dies.

(e) Termination by Employee. This Agreement may be terminated by Employee for any reason, or no reason, by giving not less than thirty (30) days’ prior written notice of termination to Bank. Upon such termination that is not subject to the terms of the Change of Control, Section 9(f) below, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice Employee’s rights regarding all salary and employment benefits which shall have accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(f) Change in Control.

(i) Termination of Employment Following a Change in Control. Subject to the remaining provisions of this Agreement, Employee shall be entitled to the benefits provided herein upon the termination of Employee’s employment with the Bank (or its subsidiaries) within the one year period after a Change in Control (as defined below) which occurs during the term of this Agreement, provided that Employee signs and delivers a Release (as defined above) to the Bank no later than the 25th day following the date of termination and does revoke the Release within the required revocation period, if any, and provided that such termination is (a) by the Bank other than for Cause (as defined below) or (b) by the Employee for Good Reason (as defined below). Employee shall not be entitled to the benefits of this Section 9(f) if Employee’s employment terminates for Cause, by Employee without Good Reason, pursuant to normal retirement, or by reason of Employee’s death or total and permanent disability.

(ii) Payment Upon Change of Control Termination. If Employee’s employment with the Bank (or its subsidiaries) is terminated during the term of this Agreement as described in Section 9(f)(i) above, the Employee shall be entitled to be paid in cash in an amount equal to (a) twelve times Employee’s Base Monthly Salary (as defined above), plus (b) an amount equal to twelve times the monthly cost that will be incurred by Employee as of the date of termination if Employee elects to continue Employee’s and his dependents’ health insurance under COBRA. All such sums shall be paid in lump sum on the 35th day following the date of termination, and in no event shall such lump sum amount be paid later than 60 days of the date of termination.

(iii) Change in Control. For the purposes of this Agreement, a “Change in Control” of the Bank shall be deemed to have occurred upon the happening of any of the following events:

(1) Merger or Consolidation. If the shareholders of the Bank approve a merger or consolidation of the Bank with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, at least 50% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Bank (or similar transaction) in which no one “person” as defined below acquires more than fifty percent (50%) of the combined voting power of the Bank’s then outstanding securities; or

(2) Acquisition of 50% of Outstanding Securities. If any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such term is modified in Sections 13(d) and 14(d) of the Exchange Act, excluding the Bank or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Bank or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Bank in substantially the same proportions as their ownership of the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

(iv) Good Reason. After a Change in Control, Employee may terminate employment with the Bank at any time during the term of this Agreement if Employee has made a good faith reasonable determination that Good Reason exists for such termination.

(1) Definition. For the purposes of this Agreement, “Good Reason” shall mean that one of the following events shall have occurred and shall not have been cured by the Bank within 30 days after receipt of written notice from Employee of the occurrence of such event delivered to the Company within 90 days of the occurrence of such event:

(a) Any material change by the Bank in Employee’s title, functions, duties, or responsibilities that would cause Employee’s position with the Bank, or the Bank’s successor, to become of materially less responsibility, importance, or scope from the position and attributes that applied to Employee immediately prior to the Change in Control;

(b) Any material reduction in Employee’s base salary;

(c) Any material failure by the Bank, or the Bank’s successor, to comply with any of the provisions of this Agreement (or of any other material employment-related agreement between the parties);

(d) The Bank’s, or the Bank’s successor, requiring Employee to be based at any office or location more than twenty five (25) miles from the office at which Employee is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of Employee’s responsibilities and commensurate with the amount of travel required of Employee prior to the Change in Control; or

(e) Any failure by the Bank to obtain the express assumption of this Agreement by any successor or assign of the Bank, and upon such assumption all references to “Bank” herein shall include such successor or assign.

(v) Cause. After a Change in Control, the Bank may terminate Employee’s employment with or without Cause.

(1) Definition. For the purposes of this Agreement, “Cause” shall mean any of the following actions:

(a) Employee engages in gross misconduct or is grossly negligent in the performance of his material duties hereunder; or

(b) Employee is convicted of or pleads guilty or nolo contendere to any felony or any misdemeanor involving dishonesty or breach of trust; or

(c) The Bank is required to remove or replace Employee by formal order or formal or informal instruction, including a requested consent order or agreement, from the California Department of Financial Institutions, the Federal Reserve Board or the Federal Deposit Insurance Corporation (“FDIC”) or any other regulatory authority having jurisdiction over the Bank; or

(d) Employee has continued to fail to perform or habitually neglect Employee’s duties after having received written sixty (60) days notice from the Bank of such failure; or

(e) Employee has failed to follow any written policy of the Board of Directors, any resolutions of the Board of Directors adopted at a duly called meeting or any instructions from the Board of Directors; or

(f) Due to Employee’s lack of care or gross negligence, the Bank receives a Section 8(a) Order from the FDIC or any other regulatory authority having jurisdiction over the Bank, a Section 8(b) Order from the FDIC, the FRB or any other regulatory authority having jurisdiction over the Bank, or a Section 1912 or 1913 Order from the California Department of Financial Institutions.

(g) Compliance with 409A. Payments under this Section 9 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code section 409A. Any payments that do not so qualify are intended to qualify for the Code section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that (i) payments to be made pursuant to this Section are considered “nonqualified deferred compensation” subject to Code Section 409A, (ii) Employee is considered a “specified employee,” and (iii) such payments otherwise would be payable to Employee within six (6) months from Employee’s “separation from service” (all terms as defined for purposes of Code Section 409A) such payments shall be withheld by the Bank and paid to Employee on the first day of the 7th full calendar month following the date of Employee’s separation from service or as soon thereafter as is administratively feasible. For purposes of this Section, any payment or benefit to be made in installments or periodically shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this Section shall prohibit the Bank and Employee from making use of any other Code section 409A exemption that may be applicable to a payment or benefit hereunder.

(h) Termination Obligations.

(i) Employee agrees that all Bank property shall be immediately returned to Bank upon termination of Employee’s employment.

(ii) Upon termination of Employee’s employment, and except as otherwise agreed to by the Bank in writing with Employee, Employee shall be deemed to have resigned from all offices and directorships then held with the Bank. Following any termination of employment, Employee shall cooperate with the Bank in the winding up or transferring to other employees of any pending work and shall also cooperate with the Bank in the defense of any action brought by any third party against the Bank that relates to Employee’s employment by the Bank.

(iii) Employee agrees that following termination of his employment, Employee shall not access or use any of the Bank’s computer systems, e-mail systems, voicemail systems, intranet system or other system, except as authorized by the Bank in writing.

10. Damages. Employee shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by any compensation earned by Employee as a result of employment by any other employer.

11. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

Bank:	1732 North 1st Street, 6th Floor
San Jose, CA 95112
Attention: Chief Executive Officer

Employee:	Geoffrey Butner

Each party may change the address for receipt of notices by written notice in accordance with this Section 11. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

12. Mediation, Arbitration, Attorneys’ Fees and Costs.

(a) Mediation. The parties agree to mediate any dispute or claim arising between them arising out of or relating to this Agreement, Employee’s employment with the Bank or the termination of Employee’s employment with the Bank (“Claims”) before resorting to more formal legal action. Mediation fees, if any, shall be divided equally among the parties involved.

(b) Arbitration. In the event that mediation is not successful, then all Claims shall be resolved by binding arbitration using either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the rules of AAA and JAMS as applicable at the option of the party initiating the arbitration and the venue thereof shall be San Jose, California. The laws of the United States (including the Federal Arbitration Act) and, to the extent not inconsistent therewith, the laws of the State of California shall govern. Judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with AAA or JAMS, as applicable. In no event shall the demand for arbitration be made after the date when legal or equitable proceedings based on such a Claim would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The parties agree that an arbitrator shall be mutually selected pursuant to these provisions. In the event of any arbitration pursuant to these provisions, the parties shall retain the rights of all discovery provided pursuant to the California Code of Civil Procedure. Any arbitration initiated pursuant to these provisions shall be on an expedited basis and the dispute shall be heard, if possible, within one hundred twenty (120) days following the serving of the notice of arbitration and a written decision shall be rendered by the arbitrator within thirty (30) days thereafter. All rights, causes of action, remedies and defenses available under federal and California law and equity are available to the parties hereto and shall be applicable as though in a court of law. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Employee, on the one hand, and the Bank collectively, on the other hand, shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration; provided, however, that the Bank shall bear the fees and administrative costs charged by the arbitrator and AAA or JAMS, as applicable. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL.

13. Entire Agreement. This Agreement, along with the Confidentiality, Non- Solicitation and Inventions Agreement signed by Employee during his employment (which is incorporated herein by reference) supersede any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Bank and contain all of the covenants and agreements between the parties with respect to the employment of Employee by Bank. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth or referenced herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

14. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by the parties or their authorized representatives.

15. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

16. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

17. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual interest, and no rule of strict construction will be applied against any person.

18. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

19. Supervisory Matters. If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, and subject to compliance with applicable law: (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the Commissioner of the California Department of Financial Institutions or his or her designee, at the time that the Federal Deposit Insurance Corporation or the Commissioner of the California Department of Financial Institutions or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

20. Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, post-termination compensation under Section 9, above, will be reduced as provided below if, and to the extent, necessary to avoid any additional tax or penalty imposed on “excess parachute payments” under the Code. If the present value of all of Employee’s post- termination compensation provided by the Bank under Section 9 hereof and outside this Agreement is high enough to cause any such payment to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), then such payments will be reduced to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section, such dispute will be settled in accordance with Section 12, and no such disputed payment shall be made until the dispute is settled. If a reduction in payments is required by this Section, any cash payments not considered deferred compensation will be reduced first (pro rata in the case of installment payments) to the fullest extent of such cash payments; next, by reduction of any accelerated vesting of performance-based equity awards; next, by reduction of any accelerated vesting of time-based equity awards (in the reverse order of scheduled vesting dates); and last, by reducing any accelerated payment of deferred compensation (in the reverse order of scheduled payment dates).

21. Regulatory Provisions. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Employee be in excess of that considered by the Federal Reserve Board, the FDIC or the California Department of Business Oversight—Division of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to Employee, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking regulations, including, but not limited to, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. Employee agrees that should any payments that are made or benefits that are provided pursuant to this Agreement be considered unsafe or unsound or otherwise prohibited by applicable law, regulation or regulatory order, Employee agrees that he shall return or otherwise reimburse the Bank for the amount of such prohibited payments or benefits to the extent required by such law, regulation or regulatory order. Without limiting the foregoing, Employee agrees to promptly comply with any applicable rule or regulation which requires the return or reimbursement to Avidbank Holdings, Inc. (“Holdings”) or the Bank of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by any self-regulatory organization on which Holdings’ common stock may then be listed. Without limiting the foregoing, Employee agrees that after the effective date of this Agreement, in the event Holdings or the Bank is required to prepare an accounting restatement due to the material noncompliance of Holdings or the Bank with any financial reporting requirement, Employee shall return or reimburse Holdings or the Bank (whether or not Employee is then serving as an employee of the Bank) for any incentive-based compensation (including stock options, restricted stock and restricted stock units awarded as compensation) during the 3-year period preceding the date on which Holdings or the Bank is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to Employee under the accounting restatement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

EMPLOYEE:

/s/ Geoffrey Butner
Geoffrey Butner

BANK: AVIDBANK

/s/ Mark Mordell
Mark D. Mordell
Title:	Chairman and Chief Executive Officer